Exhibit 99.1

Methode Electronics Adds Janie Goddard to its Board of Directors

Chicago, IL – March 18, 2021 – Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced today the election of Janie Goddard as a director of the company.

Chairman Walter J. Aspatore said, “We are pleased to welcome Janie to our board of directors and look forward to leveraging her extensive business career. Janie is an experienced executive who brings a record of driving innovation and a background in strategic marketing and product development. Her depth and breadth of experience in key global industries will add significant perspective in the support of Methode’s growth strategy.”

Ms. Goddard is currently a Divisional Chief Executive for the Medical and Environmental Sector at Halma plc. Before joining Halma, Ms. Goddard served as Divisional President of the Detection & Analysis Business Unit at Novanta, where she led a portfolio of solutions for medical device OEMs. Prior to Novanta, Ms. Goddard served in leadership roles at Welch Allyn (acquired by Hill-Rom), Covidien (acquired by Medtronic), and Johnson & Johnson. Ms. Goddard serves as a director of ACON S2 Acquisition Corporation. She received a B.S. in Business Administration from Washington University in St. Louis and an M.B.A. from Harvard Business School.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Netherlands, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, LED lighting, sensor, and radio remote control technologies. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Our components are found in the primary end-markets of the aerospace, appliance, construction, consumer and industrial equipment, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), medical, rail, consumer automotive, commercial vehicle, and other transportation industries.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President Investor Relations

rcherry@methode.com

708-457-4030